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                                                                  Exhibit (a)(2)

                                PIXELWORKS INC.
         OFFER TO EXCHANGE CERTAIN OUTSTANDING PIXELWORKS STOCK OPTIONS
                      ELECTION FORM AND RELEASE AGREEMENT
                      -----------------------------------

Instructions:

   - Before you complete or return this form, you should read the Offer Circular dated October 27, 2006, that accompanies this form. You may obtain a copy of the Offer Circular on the Pixelworks intranet website at oep.pixelworks.com. The Offer Circular contains important information about the terms and risks of the Offer, and explains many of the terms used in this form. For purposes of this form, "Eligible Grants" mean all outstanding options granted to you under a Pixelworks stock incentive plan in force prior to our 2006 Stock Incentive Plan (an "Old Plan") with an exercise price equal to or greater than $4.75 per share.

   - After you have read the Offer Circular, please complete this form and return it to Pixelworks. You may return the completed and signed form by e-mail (in .pdf form), mail, courier, hand delivery (during normal business hours) or fax to the following address:

            Pixelworks, Inc.
            8100 SW Nyberg Road
            Tualatin, Oregon 97062
            fax: 503-454-0621
            e-mail: pixelworksoep@pixelworks.com, subject line: "Option Exchange"

   - DEADLINE: IF YOU WISH TO ACCEPT THE OFFER, WE MUST RECEIVE THE COMPLETED AND SIGNED ELECTION FORM AT THE ADDRESS ABOVE NO LATER THAN 11:59 P.M., PACIFIC STANDARD TIME, ON NOVEMBER 28, 2006, UNLESS WE EXTEND THE DEADLINE FOR THE OFFER. IF WE DO NOT RECEIVE A COMPLETED AND SIGNED ELECTION FORM FROM YOU PRIOR TO THIS DEADLINE, YOU WILL BE DEEMED TO HAVE REJECTED THE OFFER.

   - You must pay all mailing or courier costs to deliver this form to Pixelworks. The method by which you deliver the completed and signed Election Form to Pixelworks is at your option and risk, and delivery will be effective only when the form is actually received by Pixelworks. In all cases, you should allow sufficient time to ensure timely delivery.

   - Pixelworks is not obligated to give you notice of any defects or irregularities in your Election Form, nor will anyone incur any liability for failure to give any such notice. Pixelworks will determine, in its discretion, all questions as to the form and validity, including time of receipt, of elections. Pixelworks' determination of these matters will be final and binding.

   - If you need additional information, please read the Offer Circular or contact Pixelworks Stock Administration at pixelworksoep@pixelworks.com, at the address given above or at (503)454-1745 (during normal U.S. business hours).

EXCHANGE OFFER ELECTION. I hereby (check the applicable box - if no election is checked, you will be deemed to have rejected the Offer):

      [ ] Accept the Offer with respect to all of my Eligible Grants. I further agree to be bound by the terms of the release and other terms and conditions in this form. (Sign below and return this form to Pixelworks.)

      [  ]  Accept the Offer only with respect to the specific grants of my
            Eligible Grants identified
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            below. I further agree to be bound by the terms of the release and other terms and conditions in this form. (Fill in the following table to indicate the Eligible Option grant(s) that you elect to exchange in the Offer. If you elect to exchange any portion of a particular option grant, you must exchange all of the unexercised options (whether or not vested) that are a part of that grant. If you do not list all of your Eligible Grants that you wish to exchange, you will be deemed to have rejected the Offer with respect to each of your Eligible Grants that you do not list.) (Sign below and return this form to Pixelworks.)

Grant Number:                         Grant Number:
Grant Number:                         Grant Number:
Grant Number:                         Grant Number:
Grant Number:                         Grant Number:
Grant Number:                         Grant Number:

      [  ]  Reject the Offer and withdraw any previous elections. My Eligible
            Grants will remain outstanding as described in the response to Question 25 in the Offer Circular. (Sign below and return this form to Pixelworks.)

SIGNATURE (ALL PERSONS). I hereby represent and confirm to Pixelworks that:

   - I have full power and authority to sign and deliver this election and release form and to tender any Eligible Grants pursuant to the terms of the Offer;

   - I have received and read, and I understand, the Offer Circular and its attachments and this election and release form (collectively referred to in this form as the "Offer Documents");

   - I have had adequate time and opportunity to ask questions of the Company about the Offer and the Offer Documents, and to seek advice from my independent legal, tax and/or financial advisors concerning the Offer and the Offer Documents;

   - I understand that the Offer Documents contain all of the terms of the Offer in their entirety, and that I have not relied on any other documents or oral representations from Pixelworks or any of its officers, directors, employees, representatives, affiliates or agents in deciding to accept or reject the Offer;

   - Pixelworks has not made any recommendation to me as to whether I should accept or reject the Offer, and any election to accept the Offer is wholly voluntary; and

   -  my election to accept or reject the Offer is correct.

       I understand that the Offer will expire at 11:59 p.m., Pacific Standard Time, on November 28, 2006 (the "Expiration Date"), unless Pixelworks subsequently extends the Expiration Date. I understand that I may not revoke my election to accept or reject the Offer after the Expiration Date. I understand that I can withdraw or change my elections on this form at any time prior to the Expiration Date only by completing and signing a new Election Form and returning it to Pixelworks prior to the Expiration Date. If I submit a new Election Form to Pixelworks prior to the Expiration Date, I understand that my previous election(s) will be cancelled, and that the elections marked on the new Election Form will be effective for all purposes relating to the Offer.

     I understand and agree that my employment with Pixelworks is and will continue to be on an

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at-will basis, and that my employment status with Pixelworks is not affected in any way by the Offer or by anything contained in the Offer Documents.

     I also understand that if I alter or modify this form in any way (other than by checking the box corresponding to my election, completing the table (if applicable) to identify the Eligible Grants that I want to exchange in the Offer, and completing the signature block below), my alterations and/or modifications will not be effective and will not be binding on Pixelworks.

     This form will be deemed to have been executed and delivered within the State of Oregon, United States of America, and the rights and obligations of the parties hereunder, and the Offer Documents, will be construed and enforced in accordance with the laws of the State of Oregon without regard to principles of conflict of laws. I agree that the application of Oregon law to this form, the Offer and the Offer Documents is fair and equitable.

     If I have accepted the Offer (as indicated in this form) as to any of my Eligible Grants, I agree to be bound by the terms of, and acknowledge that I have read and understand, the release and other terms and conditions set forth in this form, which are incorporated by this reference.

     This form must be completed and signed in the space below. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title must be specified, and proper evidence of the authority of such person to act in such capacity must be submitted with this form.

Signature:


Print Name:                                     Date:



RELEASE AND OTHER TERMS AND CONDITIONS (FOR PERSONS ACCEPTING THE OFFER ONLY)

By accepting the Offer (by marking such election in this form), and by my signature above, I hereby agree with Pixelworks as follows:

   - Subject to all of the terms and conditions of the Offer, I hereby tender all Eligible Grants that I have elected to exchange pursuant to the Offer (such exchanged options are referred to in this form as "Cancelled Grants"), and I agree that, subject to acceptance by Pixelworks, all of my Cancelled Grants will automatically terminate effective as of the date my New Grants are granted;

   - Upon acceptance of the Cancelled Grants by Pixelworks, I, on my own behalf and on behalf of my heirs, dependents, executors, administrators and assigns, hereby release Pixelworks and its successors, assigns, affiliates, representatives, directors, officers and employees, past and present (collectively referred to in this form as "Released Persons"), with respect to and from any and all claims, damages, agreements, obligations, actions, suits, proceedings and liabilities of whatever kind and nature, whether now known or unknown, suspected or unsuspected (collectively referred to in this form as "Claims"), which I now own or hold or at any time previously owned or held against any of the Released Persons and that relate to or are in any way connected with the Cancelled Grants. I acknowledge that I may later discover claims or facts that are in addition to or are different from those which I now know or believe to exist with respect to the Cancelled Grants. Nevertheless, I hereby waive any Claim relating

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      to or connected with the Cancelled Grants that might arise as a result of such different or additional claims or facts. I fully understand the significance and consequence of this release.

   - I have not previously assigned or transferred to any person (other than Pixelworks) any interest in the Cancelled Grants, and I agree to defend, indemnify and hold harmless all Released Persons from and against any claim based on or in connection with any purported assignment or transfer.

   - Pixelworks will be required to issue replacement options in exchange for my Cancelled Grants only if I am an eligible employee of Pixelworks on the grant date for the replacement options, and otherwise only in accordance with the terms set forth in the Offer Circular. If I retire or my employment with Pixelworks otherwise terminates for any reason (whether voluntary or involuntary, or at my election or Pixelworks' election) before Pixelworks issues any replacement options pursuant to the Offer, I understand and agree that I will not be entitled to receive any replacement options, and that all of my Eligible Grants will be deemed withdrawn, and that I may exercise my Eligible Grants only in accordance with their terms. Those terms include a requirement that I exercise my Eligible Grants within three (3) months of the end of my employment.

   - If Pixelworks is involved in a merger, change of control or other reorganization event prior to the date upon which Pixelworks proposes to issue the replacement options pursuant to the Offer, it is possible that I will not receive any replacement options, securities of the surviving corporation or other consideration in exchange for my Cancelled Grants or in exchange for any replacement options that Pixelworks otherwise would have granted to me pursuant to the Offer.

   - Any replacement options issued in exchange for my Cancelled Grants will be evidenced by a new instrument of grant to be issued by Pixelworks under the 2006 Stock Incentive Plan.

   - The Offer Documents comprise the entire agreement and final understanding concerning the Offer and my Cancelled Grants, and the Offer Documents supersede and replace all prior agreements, proposed or otherwise, whether written or oral, between Pixelworks and me concerning the same subject matter. Pixelworks will not be bound by any representation, promise or agreement that is not specifically contained in the Offer Documents.

   - Pixelworks reserves the right, under the circumstances set forth in the Offer Circular, to terminate or amend the offer, or to postpone its acceptance and cancellation of any Cancelled Grants.

   - If any provision of the Offer Documents or this election and release form is found to be invalid, such finding will not affect the validity and enforceability of the other provisions of such documents, so long as the essential economic provisions of this form and the Offer can still be given effect.

   - I agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this form and the Offer and which are not inconsistent with their respective terms.

   [End of Document]